EXHIBIT 99.1

SP Bancorp, Inc. Reports Improved Fourth Quarter 2012 Results

PLANO, Texas, March 6, 2013 (GLOBE NEWSWIRE) -- SP Bancorp, Inc. (Nasdaq:SPBC) (the "Company"), the holding company for SharePlus Federal Bank (the "Bank"), today announced financial results for the Company's fourth quarter and the year ended December 31, 2012. Net income was $458,000, or $0.30 per share, for the fourth quarter of 2012, which brought 2012 net income to $1,514,000, or $0.97 per share.

"We are pleased to report a solid fourth quarter as well as a significant improvement over last year's performance. Our 2012 net income increased $579,000 or 62% over 2011. Our mortgage and commercial loan production along with growth in our mortgage warehouse portfolio all contributed to the earnings improvement," said President and CEO Jeff Weaver. "As we continue to progress toward our goal of becoming a top performing community bank, we believe we have made great strides in growing both loans and deposits, aggressively dealing with problem assets, and diversifying our revenue streams."

PERFORMANCE HIGHLIGHTS

  Fourth quarter net income increased $290,000 or 172.6%: Net income increased to $458,000 for the three months ended December 31, 2012, compared to $168,000 for the three months ended December 31, 2011.
  Fourth quarter noninterest income increased $174,000: Noninterest income for the three months ended December 31, 2012 increased to $1.1 million, compared to $882,000 for the three months ended December 31, 2011, driven primarily by gains from the sale of mortgage loans.
  Deposits increased $20.4 million or 9.6% over the December 2011 balances: Deposits increased to $232.3 million at December 31, 2012 from $211.9 million at December 31, 2011. Additional deposits from existing consumer and business customers accounted for the majority of the increase.
  Stockholders' equity remained strong: The Company reported $33.0 million in stockholders' equity at December 31, 2012, a decrease of $87,000, compared to $33.1 million at December 31, 2011. Stockholders' equity declined slightly as a result of repurchases of common stock of $1.2 million and ESOP shares purchased in the open market of $373,000, partially offset by net income of $1.5 million for the twelve months ended December 31, 2012.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
	(Unaudited)
	(In thousands, except per share amounts)
SELECTED OPERATING DATA:

Interest income	$ 2,858	$ 2,961	$ 11,610	$ 11,304
Interest expense	335	404	1,432	1,789
Net interest income	2,523	2,557	10,178	9,515
Provision for loan losses	161	638	1,018	1,358
Net interest income after provision for loan losses	2,362	1,919	9,160	8,157
Noninterest income	1,056	882	4,503	3,383
Noninterest expense	2,749	2,656	11,536	10,400
Income before tax expense	669	145	2,127	1,140
Income tax expense	211	(23)	613	205
Net income	$ 458	$ 168	$ 1,514	$ 935

Earnings per share:
Basic	$ 0.30	$ 0.10	$ 0.97	$ 0.57
Diluted	$ 0.30	$ 0.10	$ 0.96	$ 0.57

			December 31,
			2012	2011
			(Unaudited)
			(In thousands)
SELECTED FINANCIAL CONDITION DATA:

Total assets			$ 288,121	$ 272,959
Total cash and cash equivalents			23,933	9,928
Securities available for sale, at fair value			15,713	25,097
Loans held for sale			7,290	4,884
Loans, net			222,288	212,688
Other real estate owned			1,477	1,824
Premises and equipment, net			4,249	4,346
FHLB of Dallas stock and other restricted stock, at cost			1,149	2,020
Bank-owned life insurance			7,439	6,193
Other assets (1)			4,583	5,979
Deposits			232,340	211,934
Borrowings			20,316	25,978
Stockholders' equity			33,040	33,127

(1) Includes fixed annuity investment, accrued interest receivable, deferred tax assets and other assets.

Asset Quality Ratios:

Nonperforming loans to total loans, including loans held for sale			3.47%	3.21%
Nonperforming assets to total assets			3.30%	3.24%
Allowance for loan losses to nonperforming loans at end of period			30.16%	24.96%
Allowance for loan losses to total loans, including loans held for sale at end of period			1.05%	0.80%

SP BANCORP, INC.

RESULTS OF OPERATIONS - THREE MONTHS ENDED DECEMBER 31, 2012 AND 2011

The increase in net income for the quarter ended December 31, 2012 reflected a decrease of $34,000 in net interest income, a $477,000 decrease in the provision for loan losses and a $174,000 increase in noninterest income, partially offset by increases in noninterest expense of $93,000 and income taxes of $234,000.

Net interest income decreased $34,000, or 1.3%, to $2.5 million for the quarter ended December 31, 2012 from $2.6 million for the quarter ended December 31, 2011. Our net interest-earning assets increased to $42.4 million from $25.4 million. In contrast, our net interest rate spread decreased to 3.61% from 3.86%, and we experienced a 22 basis point decrease in our net interest margin to 3.70% from 3.92%.

We recorded a provision for loan losses of $161,000 for the quarter ended December 31, 2012, compared to a provision for loan losses of $638,000 for the quarter ended December 31, 2011. The decrease in the provision for loan losses was primarily attributable to a higher degree of loss exposures in the fourth quarter of 2011.

Noninterest income increased $174,000, or 19.7%, to $1.1 million for the quarter ended December 31, 2012 from $882,000 for the quarter ended December 31, 2011. The increase was due primarily to an increase in gains from the sale of mortgage loans.

Noninterest expense increased $93,000, or 3.5%, to $2.7 million for the quarter ended December 31, 2012 from $2.7 million for the quarter ended December 31, 2011. The increase was primarily due to an increase in compensation and benefits (including mortgage commissions), professional and outside services and FDIC insurance assessments, partially offset by a decrease in provisions for losses on OREO, equipment expense, operations from OREO and other noninterest expense.

RESULTS OF OPERATIONS - TWELVE MONTHS ENDED DECEMBER 31, 2012 AND 2011

The increase in net income for the twelve months ended December 31, 2012 reflected increases of $663,000 in net interest income, $1.1 million in noninterest income and a decrease in the provision for loan losses of $340,000, partially offset by increases in noninterest expense of $1.1 million and tax expense of $408,000.

Net interest income increased $663,000, or 7.0%, to $10.2 million for the twelve months ended December 31, 2012 from $9.5 million for the twelve months ended December 31, 2011, as our net interest-earning assets increased to $39.0 million from $26.4 million. In contrast, our net interest rate spread decreased to 3.70% from 3.77%, and we experienced a seven basis point decrease in our net interest margin to 3.79% from 3.86%.

We recorded a provision for loan losses of $1.0 million for the twelve months ended December 31, 2012, compared to a provision for loan losses of $1.4 million for the twelve months ended December 31, 2011. The decrease in the provision for loan losses was primarily attributable to a higher degree of loss exposure in 2011.

Noninterest income increased $1.1 million, or 33.1%, to $4.5 million for the twelve months ended December 31, 2012 from $3.4 million for the twelve months ended December 31, 2011. The increase was due primarily to an increase in gains from the sale of mortgage loans and securities.

Noninterest expense increased $1.1 million, or 10.9%, to $11.5 million for the twelve months ended December 31, 2012 from $10.4 million for the twelve months ended December 31, 2011. This increase was primarily attributable to increased compensation and benefits (including mortgage commissions), professional and outside services and data processing expense. The increases in noninterest expense were partially offset by lower costs from operations from OREO and a decrease in occupancy and equipment expenses.

COMPARISON OF FINANCIAL CONDITION DATA – DECEMBER 31, 2012 AND DECEMBER 31, 2011

Total assets increased $15.2 million to $288.1 million at December 31, 2012. Customer deposits and proceeds from sale of securities were temporarily reinvested in cash and cash equivalents, and loans, including loans held for sale.

Net loans increased to $222.3 million at December 31, 2012, as loan originations were marginally higher than loan collections. Loans held for sale increased as a result of higher loan production due to the low interest rate environment.

Deposits increased $20.4 million, or 9.6%, to $232.3 million at December 31, 2012 from $211.9 million at December 31, 2011. Deposits increased in all categories except interest-bearing demand and money market.

Federal Home Loan Bank advances decreased $5.7 million to $20.3 million at December 31, 2012.

Stockholders' equity remained virtually unchanged primarily as a result of repurchases of common stock of $1.2 million and ESOP shares purchased in the open market of $373,000, substantially offset by net income of $1.5 million for the twelve months ended December 31, 2012.

Forward-Looking Statement

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995. The Bank and Company intend that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values and the impact of interest rates on financing. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Bank or Company or any other person that results expressed therein will be achieved. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information of future events.

The SP Bancorp, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7951

CONTACT: INVESTOR CONTACT
         Jeffrey Weaver, President and CEO
         972.931.5311